EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 6, 2021 with respect to the statements of condition including the related portfolios of Closed-End Strategy: Select Opportunity Portfolio 2021-4 and Closed-End Strategy: Senior Loan and Limited Duration Portfolio 2021-4 (included in Invesco Unit Trusts, Series 2163) as of October 6, 2021 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-258836) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
October 7, 2021